Exhibit 10.1

MODINE MANUFACTURING COMPANY
2017 INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK AWARD
AWARD AGREEMENT

We are pleased to inform you that you have been granted an opportunity to earn a Performance Stock Award of Modine Manufacturing Company (the “Company”), subject to the terms and conditions of the Modine Manufacturing Company 2017 Incentive Compensation Plan (the “Plan”) and of this Award Agreement.  Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:

Date of Award:	May 30, 2018

Target number of Common Stock:

Performance Period:	April 1, 2018 to March 31, 2021

1.    Performance Stock Award.  Pursuant to the Plan, you are hereby granted a Performance Stock Award, subject to the terms and conditions of this Award Agreement and the Plan.  The number of shares of Common Stock to be issued hereunder if the Target Performance Goals are achieved is set forth above.

2.    Terms of Performance Stock Award and Performance Goals.  You have been granted an opportunity to earn shares of Common Stock under this Performance Stock Award.  The actual number of shares of Common Stock earned by you will be determined as described below, based upon the actual results for the Performance Period set forth above compared to the Performance Goals set forth below, provided that you remain an employee of the Company or a Subsidiary for the entire Performance Period (subject to the provisions below regarding death, Disability or retirement) and the achievement of the Performance Goals is greater than the Threshold amount specified below (the “Conditions”).  If either of these Conditions is not satisfied, then except as otherwise provided in this Award Agreement and the Plan, no Common Stock shall be earned.  The Performance Goals for this Performance Stock Award are: Cash Flow Return on Invested Capital (“CFROIC”) and Average Annual Revenue Growth (“Revenue Growth”), with each having a 50% weight.  The Threshold Performance Goals are the minimum Performance Goals necessary for the Performance Period that must be achieved by the Company in order for you to qualify for any Common Stock and the Maximum Performance Goals are the minimum Performance Goals for the Performance Period in order for you to qualify for the maximum number of shares of Common Stock earned under this Performance Stock Award.

Performance Goal: CFROIC	Performance Stock Award Earned Based on Achievement of Performance Goal
Threshold: 7.0%	5% of Target number of Common Stock
Target: 10.5%	50% of Target number of Common Stock
Maximum: ≥14.0%	100% of Target number of Common Stock

Performance Goal: Revenue Growth	Performance Stock Award Earned Based on Achievement of Performance Goal
Threshold: 3.0%	5% of Target number of Common Stock
Target: 8.0%	50% of Target number of Common Stock
Maximum: ≥13.0%	100% of Target number of Common Stock

“CFROIC” or “Cash Flow Return on Invested Capital” means Cash Flow Conversion divided by Average Capital Employed.  Cash Flow Conversion equals Adjusted Free Cash Flow, which equals current fiscal year “net cash provided by operating activities”, less “expenditures for property, plant and equipment” (both as reported externally in the Company’s consolidated statement of cash flows), plus or minus Permitted Adjustments (defined below) plus Cash Interest, which is cash interest expense paid on outstanding debt.  Average Capital Employed equals total debt plus shareholders’ equity measured on each of the following quarter-ends:  March 31, 2018, June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019; divided by five; and where shareholder’s equity excludes shareholder equity attributable to minority shareholders.  Permitted Adjustments include:

Restructuring Charges
•	Fees and expenses for restructuring consultants or financial advisors
•	Employee severance, outplacement and related benefits
•	Employee insurance and benefits continuation
•	Contractual salary continuation for terminated employees
•	Equipment transfers and facility preparation
•	Environmental services (e.g. plant clean-up prior to sale)

Acquisition and Divestiture Charges
•	Fees and expenses for transaction advisors
•	Integration expenses
•	Other incremental costs and charges that are non-recurring and directly related to the transaction

Other
•	Fees and expenses for strategy advisory services associated with a specific transaction or unique project

•	Unusual, non-recurring or extraordinary cash and non-cash charges or income

Adoption of New Accounting Standards
•	The impact of the adoption of new U.S. GAAP accounting standards and significant changes in the Company’s accounting methods.

Notwithstanding the foregoing, the Committee may disregard all or part of any Permitted Adjustment as separately applicable to each performance metric if doing so would decrease the amount payable under this Performance Stock Award.

“Revenue Growth” means the simple three-year arithmetic average of the Company’s annual change in revenue over the Performance Period, as reported on the Company’s audited financial statements.

If actual CFROIC or Revenue Growth for the Performance Period is between Threshold and Target and/or between Target and Maximum, the number of shares of Common Stock earned shall be determined on a linear basis.  In the event that the Company’s actual CFROIC or Revenue Growth does not meet the Threshold for the Performance Period, no Common Stock shall be earned relative to such metric under this Performance Stock Award.  In the event that the Company’s actual CFROIC or Revenue Growth exceeds the Maximum for the Performance Period, only the Maximum percentage of the Target number of shares of Common Stock set forth above shall be earned relative to such metric.

3.    Delivery of Shares of Common Stock.   Performance Stock earned shall be paid in shares of Common Stock delivered to you after the end of the Performance Period as soon as administratively practicable after the Committee has approved and certified the number of shares of Performance Stock that have been earned hereunder or, in the event of vesting covered under Paragraph 4 below, within thirty (30) days of the date of your termination of employment.

4.    Change in Control.    Notwithstanding anything in this Agreement to the contrary, upon a Change in Control, all outstanding Performance Stock shall be deemed to have satisfied the Target Performance Goals and shall continue to vest during the Performance Period; however, in the event of an involuntary termination of your employment with the Company or a Subsidiary without Cause within one year following a Change in Control, all outstanding Performance Stock shall vest pro-rata based upon the period worked during the Performance Period.

5.    Death, Disability or Retirement.  Notwithstanding anything in this Agreement to the contrary, upon your termination of employment due to death or Disability (as defined herein), or upon your retirement (with Committee approval), a prorated portion (based on the period working during the Performance Period) of the Performance Stock granted to you hereunder shall vest based on the Company’s actual achievement of the Performance Goals at the end of the Performance Period as certified by the Committee and shares will be delivered to you after the Committee has approved and certified the number of shares of Performance Stock that have been earned hereunder.  For purposes of this Award Agreement, “Disability” shall mean “permanent and total disability” as defined in Section 22 (e)(3) of the Code.

6.    Forfeiture.  Other than as described above in Paragraph 4 regarding a Change in Control or Paragraph 5 regarding Death, Disability or retirement, upon your termination of employment with the Company or a Subsidiary for any reason during the Performance Period, you will forfeit all Performance Stock covered by this Agreement.

7.    Shareholder Status.  While this Performance Stock Award is outstanding and until Common Stock is issued hereunder, you shall not have any rights as a shareholder of the Company, including the right to vote and the right to receive dividends on any Common Stock potentially earned under this Performance Stock Award.

8.    Transfer.  The Performance Stock Award shall be nontransferable.  Notwithstanding the foregoing, you shall have the right to transfer the Performance Stock Award or Common Stock otherwise issued hereunder upon your death, either by the terms of your will or under the laws of descent and distribution.

9.    No Unlawful Issue of Common Stock.  If, in the opinion of its counsel, the issue of any Common Stock hereunder pursuant to this Performance Stock Award shall not be lawful for any reason, including the inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by such counsel to be necessary to such issuance, the Company shall not be obligated to issue any such Common Stock pursuant to this Performance Stock Award.

10.  No Obligation of Employment.  This Performance Stock Award shall not impose any obligation on the Company to continue your employment with the Company or any Subsidiary.

11.  Controlling Provisions; Plan Controls.  In the event of a conflict between the terms of this Award Agreement and any employment agreement or change in control agreement between you and the Company, this Award Agreement shall control.   This Performance Stock Award is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder and, in general, provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is incorporated herein by reference.

12.  Forfeiture Under Recoupment Policy.  The Company shall have the power and the right to require you to forfeit and return the shares of Common Stock issued hereunder or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

13.  Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

14.  Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

15.  Taxes.  The Company may require payment of or withhold any tax which it believes is required as a result of this Performance Stock Award, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

16.  Committee Discretion.  Notwithstanding anything in this Agreement, the Committee retains the discretion to make negative adjustments to the final determination of the achievement of any Performance Goals.

17. Personal Information.  Solium Capital LLC and Equiniti Trust Company assist the Company in the operation of the Plan and the administration of the Performance Stock Award granted pursuant to this Award Agreement.  If you choose to participate in the Plan, you acknowledge and consent to the Company sharing your name, email, and information regarding the grant of the Performance Stock Award under this Award Agreement with both Solium Capital LLC and Equiniti Trust Company.

By your electronic agreement and the signature of the Company’s representative below, you and the Company agree that this Performance Stock Award awarded to you under this Award Agreement is subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of May 30, 2018.

MODINE MANUFACTURING COMPANY

By:	/s/ Thomas A. Burke
Thomas A. Burke
President and Chief Executive Officer